                                                                      Exhibit 12

  BANCWEST CORPORATION AND SUBSIDIARIES COMPUTATION OF CONSOLIDATED RATIOS OF
                           EARNINGS TO FIXED CHARGES

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                        ---------------------     ------------------------------------------------------------
                                          2000          1999         1999         1998         1997         1996        1995
                                                                         (dollars in thousands)
Income before income taxes ........     $275,174     $213,981     $296,129     $144,901     $138,185     $123,716     $127,286
                                        --------     --------     --------     --------     --------     --------     --------
Fixed charges (1):
         Interest Expense .........      407,871      330,382      446,877      315,822      281,232      270,755      279,269
         Rental Expense ...........       11,975       11,274       15,017       13,659       12,502        6,574        6,345
                                        --------     --------     --------     --------     --------     --------     --------
                                         419,846      341,656      461,894      329,481      293,734      277,329      285,614

Less interest on deposits .........      330,200      271,057      368,621      253,860      220,116      199,094      188,744
                                        --------     --------     --------     --------     --------     --------     --------
         Net fixed charges ........       89,646       70,599       93,273       75,621       73,618       78,235       96,870
                                        --------     --------     --------     --------     --------     --------     --------
Earnings, excluding
          interest on deposits ....     $364,820     $284,580     $389,402     $220,522     $211,803     $201,951     $224,156
                                        ========     ========     ========     ========     ========     ========     ========
Earnings, including
          interest on deposits ....     $695,020     $555,637     $758,023     $474,382     $431,919     $401,045     $412,900
                                        ========     ========     ========     ========     ========     ========     ========
Ratio of earnings to fixed charges:
Excluding interest on deposits ....       4.07 x       4.03 x       4.17 x       2.92 x       2.88 x       2.58 x       2.31 x
Including interest on deposits ....       1.66 x       1.63 x       1.64 x       1.44 x       1.47 x       1.45 x       1.45 x


(1)For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally on third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the the foregoing items plus interest on deposits.

                                       6